EXHIBIT 10.22

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 1, 2009, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and John S. Rego (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of August 1, 2005 (“Existing Agreement”); and

WHEREAS, the Executive and the Company now desire to amend the Existing Agreement to comply with Section 409A of the Code (as defined below) and to make other appropriate changes to comply with applicable law.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. Employment and Duties. (a) General. The Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company. The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Chief Executive Officer and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve on (i) corporate boards, with the prior consent of the Board of Directors (the “Board”) or (ii) civic or charitable boards or engage in charitable activities without remuneration therefor, provided that such activities do not contravene the first sentence of this Section 1(b).

2. Term of Employment. The Executive’s employment under this Agreement commenced as of August 1, 2005 (the “Effective Date”) and shall terminate on the earlier of (i) August 1, 2009 or (ii) the termination of the Executive’s employment under this Agreement; provided, however, that the Term (as defined below) of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party at least 90 days prior to the expiration of the then effective Term.

Notwithstanding anything to the contrary herein, in the event of a “Change in Control” of the Company (as defined below), the Term under this Agreement shall be automatically extended without further action of either party for an additional one-year period from the date of such Change in Control, subject to further automatic renewals as provided above. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”. The term “Change of Control for purposes of this Agreement shall mean a Change of Control as such term is defined in the Company’s 2006 Incentive Plan, as amended from time to time, (the “Stock Incentive Plan”); provided, however, that subpart (i) of such definition shall not apply to the acquisition of Beneficial Ownership (as defined in the Stock Incentive Plan), directly or indirectly, of securities of the Company by Silver Point Finance, LLC to the extent Silver Point Finance, LLC has Beneficial Ownership of less than 35% of the combined voting power of the Company’s then outstanding securities).

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $300,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Base Salary shall be reviewed by the Compensation Committee of the Board and the Chief Executive Officer in good faith, based upon the Executive’s performance, not less often than annually.

(b) Annual Cash Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an annual discretionary performance-based bonus in accordance with the Company’s annual bonus program, as applicable to senior executives as in effect from time to time. The amount, if any, of the Executive’s annual bonus shall be determined by the Compensation Committee of the Board upon the recommendation of the Chief Executive Officer. The bonus shall be prorated for any year in which the Executive’s employment is terminated due to (i) the Executive’s resignation for Good Reason (as defined in Section 4(a)(iii) below); (ii) the Company’s termination of the Executive’s employment without Cause (as defined in Section 4(a)(ii) below); (iii) the Executive’s death or disability (as defined in Section 4(c) below). If the Executive’s employment is terminated due to (i), (ii), or (iii) above, the prorated bonus, if any, shall be paid to the Executive as set forth in Section 4 below. If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment other than for Good Reason prior to the scheduled payout of the bonus due for a fiscal year, the Executive shall not receive any portion of such bonus. The Executive’s annual bonus shall be paid at the same time as the Company pays bonuses to its other executives, but in no event later than March 15 following the close of the calendar year for which such bonus was earned, in accordance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Equity Incentive Compensation. During the Term, the Executive shall be eligible to participate in the Company’s equity compensation plans and programs generally applicable to senior executives of the Company as in effect from time to time, including without limitation, the Stock Incentive Plan. Notwithstanding anything to the contrary in the Stock Option Plan or any stock option agreement, upon the (i) Company’s termination of the Executive’s employment without Cause or (ii) Executive’s resignation from employment for Good Reason, in either case on or following a Change in Control of the Company, all outstanding Options granted by the Company to the Executive shall become fully vested and immediately exercisable on the date of such termination or resignation, as the case may be.

(d) Employee Benefit Plans. The Executive shall be entitled to participate in all employee welfare, pension and fringe benefit plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.

(e) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. All reimbursements shall be made subject to Section 22 below.

(f) Vacation. The Executive shall be entitled to 15 vacation days for each fiscal year during the Term.

(g) Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company.

4. Termination of Employment. (a) Termination for Cause, Resignation Without Good Reason. (i) If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(ii) For purposes of this Agreement, “Cause” shall mean termination of the Executive’s employment due to: (A) any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other disability) to satisfactorily perform the duties reasonably required of him as an employee of the Company; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (D) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”); (E) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (F) the diverting or usurping of a corporate opportunity of the Company Group by the Executive; (G) the Executive’s refusal to follow the lawful directions of the Company; or (H) the Executive’s willful failure to comply with any of the material terms of this Agreement or any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company Group); provided, however, that no event or condition described in clauses (A), (B) or (H) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 15 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 15-day period, the Executive has not taken all reasonable steps within such 15-day period to correct such grounds as promptly as practicable thereafter).

(iii) For purposes of this Agreement, “Good Reason” shall mean termination of employment with the Company by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent: (A) a material decrease in the Executive’s Base Salary; (B) a material diminution of the authorities, duties or responsibilities of the Executive from those set forth in this Agreement including without limitation, ceasing to be the most senior financial officer of a company (whether the Company or its ultimate parent) following a Change in Control; (C) the Company requiring the Executive to be based at any office or location more than 50 miles from the Holmdel, New Jersey area; (D), a material breach by the Company of any term or provision of this Agreement, including a failure of the Company to pay material compensation due and payable to the Executive in connection with his employment under this Agreement, or (E) the Company’s delivery of a notice of non-renewal of the Term of the Agreement following a Change in Control, provided the Executive is willing and able to execute a new Agreement providing terms and conditions substantially similar to those in this Agreement and to continue providing such services to the Company; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company written notice, in a form that meets the requirements of Section 22 hereof, of his intention to terminate his employment for Good Reason and the grounds for such termination, within 60 days after the occurrence of the event giving rise to the “Good Reason” termination, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such cure period, the Executive’s termination of employment for “Good Reason” must become effective within 30 days after the end of the cure period.

(b) Termination without Cause; Resignation for Good Reason. (i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from his employment hereunder for Good Reason, the Company shall pay the Executive (A) a lump sum cash payment equal to a pro-rata portion of his bonus for the year in which the termination of employment occurs, which shall be paid on the date such bonus would have been payable to the Executive had he remained employed by the Company; (B) an amount equal to the greater of the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated) for (x) the remainder of the term or (y) a one-year period following the Executive’s termination of employment as described in this Section 4(b), which shall be paid over the period described below; and (C) the Other Accrued Compensation and Benefits. The severance pay described in subsection (B) shall be paid in substantially equal installments (based on the Company’s normal payroll practices) over the six-month period following termination of employment, commencing within 30 days after the termination date; provided, however, that to the extent that any portion of the severance pay exceeds the Section 409A “separation pay exception” amount described in Section 22 below and would otherwise be payable after March 15 following the calendar year in which the termination of employment occurs, such portion shall instead be paid in a lump sum payment between March 1 and March 15 following the calendar year in which the termination of employment occurs. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

(ii) The Company shall not be required to make the payments and provide the benefits provided for under Section 4(b)(i) (including the Other Accrued Compensation and Benefits), unless the Executive executes and delivers to the Company, a release substantially in the form used by the Company at the time of the Executive’s termination of employment and the release has become effective and irrevocable in its entirety.

(iii) If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Section 5 or 7 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), (i) a lump sum cash payment equal to a pro-rata portion of the Executive’s bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to the Executive had he remained employed by the Company; (ii) a lump sum cash payment equal to the Executive’s earned but unpaid Base Salary through and including the date of termination which shall be paid within 15 days of the Executive’s termination of employment on account of disability or death; (iii) a lump sum cash payment equal to 12 months of the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated) which shall be paid within 15 days of the Executive’s termination of employment on account of disability or death; provided, however, that if the Executive is receiving short-term or long-term disability benefits pursuant to a Company policy, such payment shall be reduced (but in no event to an amount below zero) by the present value of the tax-adjusted disability payments, excluding any supplemental disability benefits funded through employee contributions, to be received by the

Executive during the 12 month period following the Executive’s termination of employment on account of disability; and (iv) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “disability,” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the participant’s employer.

(d) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with this Section 4(d) of this Agreement. In the event of a termination by the Company for Cause, or resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f) Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise; that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the Executive’s “base amount” (as defined in Section 280G(b)(3) off the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that shall equal three times the Executive’s base amount, less $1.00. The determinations to be made with respect to this Section 4(f) shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive. In applying the reduction principle set forth in this Section 4(f), the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.

5. Confidentiality. (a) Confidential Information. The Executive agrees to enter into and be subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit A.

(b) Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employee Confidentiality and Innovations Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b).

6. Noncompetition. The Executive agrees to enter into and be subject to the Company’s Noncompete Agreement substantially in the form attached as Exhibit B.

7. Non-Solicitation. The Executive agrees that for a period commencing on the Effective Date and ending 12 months following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

8. Certain Remedies. (a) Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 12 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 5 through 7 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of or prior to or pending determination in, any arbitration proceeding.

(b) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 12, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 5 through 7 of this Agreement.

9. Defense of Claims. The Executive agrees that, during the Term, and for a period of six months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group that affect the Executives prior areas of responsibility, except if the Executive’s reasonable interests are, adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.

10. Nondisparagement. The Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company Group or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company Group which is reasonably expected to result, or does result in, damage to the business or reputation of the Company Group or any of its current or former officers, directors, employees or shareholders.

11. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

13. Nonassignability; Binding Agreement. (a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

14. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

15. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.

17. Survival of Certain Provisions. The rights and obligations set forth in Sections 5 through 12 hereof shall survive any termination or expiration of this Agreement.

18. Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement and (ii) Noncompete Agreement, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

20. Headings. The headings of Sections herein ore included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21. Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

22. Section 409A.

(a) Section 409A Compliance. The Agreement is intended to comply with the requirements of section 409A of the Code or an exception and shall in all respects be administered in accordance with section 409A. To the maximum extent, severance pay under Section 4(b)(i)(B) shall be paid under the section 409A “separation pay exception,” under which payments that do not exceed two times the lesser of (i) the Executive’s annual compensation (as determined under section 409A) or (ii) the compensation limit of section 401(a)(17) of the Code, and meet other requirements of the section 409A regulations, are exempt from section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The Executive shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code.

(b) Payment Delay. Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code and if the Executive is a “specified employee” of a publicly traded corporation as determined under section 409A, any payments under the Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after termination of employment, as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of the Executive’s estate within 60 days after the date of his death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the prime rate published in the Wall Street Journal on the Executive’s termination date.

23. Notice. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

23 Main Street

Holmdel, New Jersey 07733

Attention: Chief Executive Officer

(or the last address on record for the Company)

To the Executive:

7 Lost Trail

Lawrenceville, New Jersey 08648

(or the Executive’s last address on record with the Company)

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.

By	/s/ Marc P. Lefar
Name:	Marc P. Lefar, Chief Executive Officer

Dated:	12/18/08

ACCEPTED AND AGREED:

/s/ John S. Rego
John S. Rego

Dated:	12/14/08

Exhibit A

Form of Employee Confidentiality and Innovations Agreement

CONFIDENTIALITY AGREEMENT

I am considering employment (the “Transaction”) with Vonage Holdings Corp. (“Vonage”). In this connection, I wish to have access to certain information about Vonage’s business, through the delivery of documents and permitted visits to Vonage’s premises. As a condition to being supplied with such information, I agree, as set forth below, to treat such information confidentially.

Terms of Agreement

1. As used in this Agreement, “Confidential Information” means all information, whether written or oral, tangible or intangible, and including trade secrets and data of whatever nature, disclosed by Vonage or any of its representatives or agents, whether before or after the date of this Agreement, or which may otherwise be made available or become known to me, which is either expressly designated by Vonage as being confidential or is disclosed under circumstances that should reasonably indicate to me that the disclosed information ought to be treated as confidential.

2. I agree that Confidential Information will be used only for evaluating the merits of the Transaction. Without prior written consent of Vonage, I shall not disclose in any manner whatsoever, in whole or in part, any Confidential Information

3. If I am requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information supplied to it, I shall promptly notify Vonage of such request(s) so that Vonage shall have full opportunity to seek an appropriate protective order and take other action as it deems appropriate for the protection of its Confidential Information. If, in the absence of a protective order or the receipt of a waiver hereunder I am nonetheless, in the opinion of my counsel, compelled to disclose Confidential Information or information of the Transaction to any tribunal or else stand liable for contempt or suffer other censure or penalty, I may disclose such information to such tribunal without liability hereunder, provided I shall make all reasonable efforts to have its disclosure limited to the narrowest scope practicable under the circumstances, including cooperation in any request for a protective order and seeking to have any proceedings held, in camera, with a sealed record.

4. If the Transaction is not effected, I shall, upon request, promptly deliver to Vonage all copies of any Confidential Information in my possession or control and shall destroy all copies of any analyses, compilations, studies or other documents prepared by or for my use which reflect all or any portion of the Confidential Information.

5. The term “Confidential Information” shall not include information which (i) becomes or has been generally available to the public other than as a result of disclosure by Vonage or its officers, advisors or employees, (ii) was in my possession from a third-party source prior to its disclosure by Vonage or its representatives, (ii) becomes available to myself from a third-party source other than Vonage or its representatives, provided, however, that in (ii) and (iii) above the third-party source obtained the information without violation of the rights of Vonage and all restrictions on use or disclosure of such information from the third-party source are observed by myself, or (iv) is independently developed by myself without use of any of the Confidential Information. The burden of establishing the availability of the foregoing exceptions shall be on myself.

6. Except as the context otherwise requires, “Vonage” also includes all Affiliates of Vonage. An “Affiliate” of a party means any person that directly or indirectly, controls, is controlled by, or is under common control with that party.

7. This Agreement shall be construed under and governed by the laws of the State of New Jersey applicable to contracts executed and wholly performed in that state. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and may not be amended or modified except by a written instrument executed by each of the parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument. This Agreement shall become effective when signed by each of the parties on any counterpart, whether or not all of the parties have signed any one counterpart.

Execution

Intending to be bound, each of the parties has caused this Agreement to be executed as of the date first stated below.

By:	/s/ John S. Rego
Print Name:	John S. Rego
Date:	5/24/02

Vonage Holdings Corp. (“Vonage”)

By:	/s/ M. Porta
Print Name:
Title:
Date:	5/24/02

Exhibit B

Form of Noncompete Agreement

NONCOMPETE AGREEMENT

AGREEMENT, dated this 12 day of November, 2003, by and between Vonage Holdings Corp., a Delaware corporation with principal executive offices at 2147 Route 27, Edison, NJ 08817 (“Vonage”) and John S. Rego residing at 7 Lost Trail, Lawrenceville, NJ 10648 (“Employee”).

In consideration of Employee’s employment with Vonage (if such employment has not yet commenced) or continued employment with Vonage, as the case may be, Employee agrees to be bound by the terms of this Noncompete Agreement (this “Agreement.”) as follows:

1. Restriction on Competition. During the period of Employee’s employment with Vonage (“Employment”) and for a period of twelve (12) months thereafter (the “Term”), Employee will not, directly or indirectly,

(A) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business directly competitive with the business of Vonage as conducted by Vonage on the date of termination of Employment anywhere within the “Territory,” that term meaning within the United States and Canada in those States and provinces (or States and provinces contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the date of termination of Employment; but

(1) this shall not be deemed to preclude Employee from engagement by a corporation some of the activities of which are directly competitive with the business of Vonage on the date of termination if Employee’s engagement does not relate directly to such competitive business, and

(2) nothing contained in this Section shall be deemed to prohibit Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of Vonage so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation

(B) engage in any such business for his own account;

(C) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or

(D) interfere with Vonage’s relationship with, or endeavor to employ or entice away from Vonage any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, Vonage at any time (whether before or during the Term), or which Vonage has solicited or prepared to solicit;

2. Specific Remedies. If employee commits a breach of any of the provisions of Section 1, Vonage shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy to pay over Vonage, and (ii) the right to require Employee to account for and pay over to Vonage all compensation, profits, moneys, accruals, increments, and other benefits (collectively “Benefits”) derived or received by Employee as a result of any transaction constituting a breach of any of the provisions of Section 1 and Employee hereby agrees to account for and pay over such benefits to Vonage.

3. Independence, Severability and Non-Exclusivity. Each of the rights enumerated in Section 2 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this Agreement which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographical area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and in its reduced form that Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographical scope of the Covenants.

4. Successors; Binding Agreement. This Agreement and all obligations of Employee hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.

5. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter.

6. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

Vonage Holdings Corp.		AGREED AND ACCEPTED:

By:	/s/ Louis Holder	/s/ John S. Rego
Employee Signature
Name:	Louis Holder
11/13/03
Title:	EVP Product Development	Date